Exhibit 99.4

390 Greenwich Street	11 Madison Avenue	277 Park Avenue
New York, New York 10013	New York, New York 10010-3629	New York, New York 10172
Toll Free: (877) 531-8365	Toll Free: (800) 881-8320	Toll Free: (866) 262-0777

Offer To Exchange Each Outstanding Share of Common Stock

of

HOLLYWOOD ENTERTAINMENT CORPORATION

For $14.50 in Value

Consisting of $11.50 in Cash and Shares of Blockbuster Class A Common Stock Having a Value of $3.00

by

BLOCKBUSTER INC.

Pursuant to the Prospectus dated February 2, 2005

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 11, 2005 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

February 2, 2005

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Blockbuster Inc., a Delaware corporation (“Blockbuster”), to act as Dealer Managers in connection with Blockbuster’s offer to exchange $14.50 in value, consisting of $11.50 in cash, without interest, and shares of Blockbuster Class A Common Stock, par value $0.01 per share (the “Blockbuster Shares”), having a value of $3.00 for each outstanding share of common stock (the “Hollywood Shares”) of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), upon the terms and subject to the conditions set forth in Blockbuster’s Prospectus, dated February 2, 2005 (the “Prospectus”), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”). We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Hollywood Shares whether the shares are registered in your name or the name of your nominee.

As discussed in the Prospectus, Blockbuster is not conducting the Offer in any jurisdiction where the Offer would be legal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Blockbuster, the Exchange Agent, the Dealer Managers or the Information Agent for purposes of the Offer.

The Offer is conditioned upon, among other things, the following:

(1)	the registration statement (the “Registration Statement”) of which the prospectus for the issuance of the Blockbuster Shares is a part (the “Prospectus”) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”) and Blockbuster shall have received all necessary state securities law or “blue sky” authorizations;

(2)	there shall have been validly tendered and not properly withdrawn prior to the Expiration Date, that number of Hollywood Shares representing, together with the shares owned by Blockbuster and its affiliates, at least a majority of the total voting power of all of the outstanding securities of Hollywood entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis immediately prior to the Expiration Date;

(3)	pursuant to Blockbuster’s or its designee’s separate offer to purchase Hollywood’s 9.625% Senior Subordinated Notes due 2011 (the “Hollywood Notes”), the notes offer depositary must have received the valid and unwithdrawn tender of Hollywood Notes (and related consents) representing at least a majority in aggregate principal amount of the outstanding Hollywood Notes (the “Hollywood Notes Condition”);

(4)	Blockbuster must be satisfied, in its sole discretion, that the provisions of the Oregon Control Share Act do not apply to the Hollywood Shares to be acquired pursuant to the Offer or are invalid or the shareholders of Hollywood shall have approved voting rights for all of the Hollywood Shares to be acquired by Blockbuster pursuant to the Offer under the Oregon Control Share Act;

(5)	Blockbuster must be satisfied, in its sole discretion, that, after consummation of the Offer, the Oregon Business Combination Statute will not prohibit for any period of time the second-step merger with a wholly-owned subsidiary of Blockbuster (the “Second-Step Merger”) or any other business combination involving Hollywood, Blockbuster and/or a wholly-owned subsidiary of Blockbuster;

(6)	any waiting periods under applicable antitrust laws shall have expired or terminated;

(7)	Blockbuster shall have received proceeds under the facilities contemplated by its commitments from JPMorgan Chase Bank, N.A., Credit Suisse First Boston and Citicorp North America, Inc. that, together with cash on hand, borrowings under Blockbuster’s existing revolving credit facility, the proceeds from any issuance of senior subordinated notes and Hollywood’s expected cash balance, are sufficient to permit Blockbuster to consummate the Offer and the Second-Step Merger and to pay fees, expenses and other related amounts in connection with the Offer and the Second-Step Merger, including but not limited to payments and related costs in connection with the satisfaction of the Hollywood Notes Condition and the repayment of all amounts outstanding under Hollywood’s existing credit agreement;

(8)	the Agreement and Plan of Merger (the “Movie Gallery Merger Agreement”), dated January 9, 2005, among Hollywood, Movie Gallery, Inc., a Delaware corporation (“Movie Gallery”), and TG Holdings, Inc., an Oregon corporation, must have been terminated without any fee or other obligation being paid or owing under or as a result of such agreement or such termination, except for any obligation of Hollywood to pay Movie Gallery a termination fee of not more than $27,000,000 and to reimburse Movie Gallery for not more than $3,000,000 of expenses in accordance with Section 10.2 of the Movie Gallery Merger Agreement;

(9)

Blockbuster shall have been given access to such Hollywood records and personnel as are necessary to enable Blockbuster to be satisfied, and Blockbuster is satisfied in its reasonable judgment, that: (i) the conditions set forth in Section 9.3 of the Movie Gallery Merger Agreement (other than the condition relating to the consummation of the financing contemplated therein) are satisfied as of the expiration date, with such conditions being read and applied for such purpose as if any references to “Parent” were instead references to Blockbuster and as if any references to the “Effective Time” were instead references to the Expiration Date; (ii) the conditions to the funding as provided in the Amended and Restated Credit Facilities Commitment Letter dated as of January 9, 2005, among Wachovia Bank, National Association, Wachovia Capital Investments, Inc., Wachovia Capital Markets, LLC, Merrill Lynch Capital Corporation and Movie Gallery shall have been satisfied as of the effective date, to the extent such conditions relate to the financial performance of, or the condition (financial or otherwise) of, Hollywood and its subsidiaries; and (iii) Hollywood has taken all actions necessary to amend the change of control plan referred to in Section 6.5 of the Movie Gallery Merger Agreement in the manner set forth in Annex 6.5 to the Movie Gallery Merger Agreement, except that such amendment shall be applicable in the case of an acquisition of Hollywood by Blockbuster in the same manner as contemplated by such Annex 6.5 in the case of an acquisition of Hollywood by Movie Gallery (these matters shall be determined based on the form of the Movie Gallery Merger Agreement as included in

Hollywood’s preliminary proxy statement on Schedule 14A filed with the SEC on January 26, 2005 and, in the case of the commitment letter referred to above, the form of such commitment letter as filed on January 11, 2005, without regard to any termination, modification or waiver of any provision under any such document);

(10)	Hollywood shall not have entered into or effectuated any agreement or transaction with any person or entity contemplating a merger or acquisition with respect to Hollywood or otherwise having the effect of impairing Blockbuster’s ability to acquire Hollywood or otherwise diminishing the expected economic value to Blockbuster of the acquisition of Hollywood;

(11)	the members of the board of directors of Hollywood shall have resigned from their respective directorships, and prior to such resignation, shall have appointed Blockbuster’s designees as their replacements; and

(12)	the Blockbuster Shares to be issued to Hollywood shareholders in the Offer shall have been authorized for listing on the NYSE without any requirement for Blockbuster under applicable New York Stock Exchange rules to obtain stockholder approval (this stockholder approval requirement would be triggered if the average price of a Blockbuster Share was less than $5.43), subject to official notice of issuance.

For your information and for forwarding to your clients for whom you hold Hollywood Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus;

2.	Letter of Transmittal to be used by holders of Hollywood Shares in accepting the Offer and tendering Hollywood Shares (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding);

3.	Notice of Guaranteed Delivery to be used to accept the Offer if Hollywood Shares and all other required documents cannot be delivered to The Bank of New York (the “Exchange Agent”) by the expiration date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed by the expiration date;

4.	A form of letter which may be sent to your clients for whose accounts you hold Hollywood Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Return envelope addressed to the Exchange Agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 11, 2005, UNLESS THE OFFER IS EXTENDED.

Blockbuster will not pay any fees or commissions to any broker or dealer or other person (other than Morrow & Co., Inc. (the “Information Agent”) or the Exchange Agent as described in the Prospectus) for soliciting tenders of Hollywood Shares pursuant to the Offer. Blockbuster will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Blockbuster will pay all stock transfer taxes applicable to its purchase of Hollywood Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. If holders of Hollywood Shares wish to tender their shares, but it is impracticable for them to do so prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Prospectus) in connection with a book-entry delivery of Hollywood Shares, and any other required documents, should be sent to the Exchange Agent by 12:00 Midnight, New York City time, on Friday, March 11, 2005.

Questions or requests for assistance may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of this Prospectus, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BLOCKBUSTER, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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